Exhibit 99.1

Ouster Achieves 2022 Guidance, Reporting 22% Full Year Revenue Growth

$41 million in revenue with 27% gross margins in 2022

Secured company record $70 million in bookings in 2022

Shipped new REV7 sensors with double the range to 29 customers in the fourth quarter 2022

Completed merger of equals with Velodyne in February 2023 to strengthen financial position

SAN FRANCISCO, CA – March 23, 2023 at 4:05 PM ET – Ouster, Inc. (NYSE: OUST) (“Ouster” or the “Company”), a leading provider of high-performance lidar sensors for the automotive, industrial, robotics, and smart infrastructure industries, announced financial results for the year end and three months ended December 31, 2022.

Fourth Quarter 2022 Highlights1

•	$11 million in revenue, down 8% year over year.

•	17% gross margins, compared to 30% in fourth quarter 2021.

•	Shipped a record of over 2,950 sensors for revenue in the fourth quarter, up 23% year over year.

•	Net loss increased to $42 million in the fourth quarter of 2022, compared to $28 million in the fourth quarter of 2021.

•	Adjusted EBITDA[2] loss decreased to $23 million, compared to a loss of $24 million in the fourth quarter of 2021.

Full Year 2022 Financial Highlights1

•	Achieved 2022 guidance with $41 million in revenue and 27% gross margins.

•	Booked $70 million in business with new and existing customers in 2022.

•	Shipped over 8,650 sensors for revenue in 2022, totaling over 18,500 sensors shipped to date.

•	Net loss increased to $139 million in 2022, compared to $94 million in 2021.

•	Adjusted EBITDA[1] loss of $93 million in 2022, compared to a loss of $67 million[3] in 2021.

Ouster’s fourth quarter revenue was driven primarily by growth in the industrial and robotics verticals, which accounted for 62% of revenues in the quarter. This included substantial orders from customers for port automation, material handling vehicles, and warehouse automation applications.

Lower fourth quarter gross margins were primarily driven by some large unit volume sales to certain customers with lower average selling prices, as well as higher expenses associated with the manufacturing transition to the REV7 sensor platform. However, Ouster expects to deliver higher margins over time as it completes the Velodyne integration and increases shipments of the REV7 sensors.

[1]	Financial highlights only reference Ouster standalone financials results.
[2]

Adjusted EBITDA loss is a non-GAAP financial measure. See Non-GAAP Financial Measures for additional information and a reconciliation to Net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

[3]	Prior periods have been adjusted to conform to current year presentation.

Ouster achieved its 2022 revised guidance targets, delivering $41 million in revenue and delivered industry-leading 27% gross margins. Across its target markets in 2022, Ouster saw the most traction in the industrial and robotics verticals, with 35% and 34% of sensors shipped in 2022, respectively, due to continued demand for automation across the supply chain. The automotive vertical accounted for 22% of sensors shipped for robotaxis, robotrucking, shuttles and buses in 2022. Finally, 9% of sensors were shipped to customers in the smart infrastructure vertical in 2022. Ouster also doubled its smart infrastructure programs with 213 awarded projects in 2022, up 94% year-over-year, for digital lidar for intelligent transportation systems, crowd analytics, and security applications.

Business Updates

Merger: Ouster completed the merger with Velodyne on February 10, 2023, which will drive cost synergies and value creation for the combined company. The Company remains on track to exceed previously projected annualized cost synergies of $75 million within 9 months. The synergy estimate is baselined against the standalone cost structures of the two companies, as of the third quarter 2022. Following the completion of the merger, Ouster immediately took steps to significantly reduce costs. By the end of the first quarter of 2023, the Company expects to reduce approximately $50 million in annual run-rate costs, which will result in one-time cash costs of approximately $12 million to 14 million4, to complete the first stage of integration. As of December 31, 2022, the combined cash, cash equivalent and short-term investments balance was approximately $315 million.

Execution on Product Roadmap: Ouster continued to execute on its product roadmap, dominated by the October 2022 launch of its new REV7 OS digital lidar sensors powered by its next-generation L3 chip, which are designed to deliver dramatic performance gains for customers. This included shipments to 29 customers who purchased the first units of the new REV7 sensors. During the second half of 2022, the Company also provided early access to Ouster Gemini, its cloud-backed digital lidar perception platform for smart infrastructure applications, closing deals with more than 10 companies before broadly releasing the software in January 2023. Following the merger, Ouster also now offers certain Velodyne Lidar sensors as well as BlueCity software, a turnkey lidar-based solution for intelligent transportation systems with over 100 active deployments in 2022.

“Ouster made huge strides throughout 2022. From the release of our first A-samples for the solid-state DF series to the launch of our REV7 OS sensors, making us more competitive across the board. We also built our first subscription software, Ouster Gemini, for smart infrastructure applications, which will expand the opportunities for digital lidar,” said Ouster CEO Angus Pacala. “Further, we recently completed our merger with Velodyne, bolstering our financial position and amplifying our product portfolio with new hardware and software solutions, which we anticipate will further expand our serviceable market and catalyze growth across the business in 2023.”

First Quarter 2023 Outlook

For the first quarter 2023, Ouster expects to achieve $15 million to $17 million in revenue.5

[4]	Excluding stock-based compensation expenses.
[5]	Excludes revenues from Velodyne products prior to the merger on February 10, 2023

Conference Call Information

Ouster will host a conference call and live webcast for analysts and investors at 5:00 p.m. EST today, March 23, 2023 to discuss its financial results and business outlook. To access the call, please register at https://conferencingportals.com/event/ERDXYEAl.

Upon registering, each participant will be provided with call details and a registrant ID. The webcast and related presentation materials will be accessible for at least 30 days on Ouster’s investor relations website at https://investors.ouster.com. A telephonic replay of the conference call will be available through April 6, 2023. To access the replay, please dial (800) 770-2030 from the U.S. or (647) 362-9199 from outside the U.S. and enter the conference ID number: 93428.

About Ouster

Ouster (NYSE: OUST) is a leading global provider of high-resolution scanning and solid-state digital lidar sensors, Velodyne Lidar sensors, and software solutions for the automotive, industrial, robotics, and smart infrastructure industries. Ouster is on a mission to build a safer and more sustainable future by offering affordable, high-performance sensors that drive mass adoption across a wide variety of applications. With a global team and high-volume manufacturing, Ouster supports over 850 customers in approximately 50 countries. Ouster is headquartered in San Francisco, CA with offices in the Americas, Europe, Asia-Pacific, and the Middle East. For more information, visit www.ouster.com, or connect with us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current plans, estimates and expectations of management that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “may,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and the negative of these terms and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. All statements, other than historical facts, including statements regarding Ouster’s ability to meet its revenue goals and guidance; the anticipated benefits of and costs associated with the Velodyne merger; the expectations surrounding the Velodyne merger and its ability to grow the Company’s sales and bolster the Company’s financial position; its expected contractual obligations and capital expenditures; the capabilities of its products; anticipated new product launches; its future results of operations and financial position; industry and business trends; its business strategy, plans, strategic partnerships, market growth and its objectives for future operations; and its strategic market position as it relates to its competitors within the industry constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, but not limited to, risks related to Ouster’s limited operating history and history of losses; the negotiating power and product standards of its customers; fluctuations in its operating results; its ability to successfully integrate its business with Velodyne and achieve the anticipated benefits of the Velodyne merger; supply chain constraints and challenges; cancellation or postponement of contracts or unsuccessful implementations; the ability of its lidar technology roadmap and new software solutions to catalyze growth; the adoption of its products and the growth of the lidar market generally; Ouster’s ability to grow its sales and marketing organization;

substantial research and development costs needed to develop and commercialize new products; the competitive environment in which Ouster operates; selection of Ouster’s products for inclusion in target markets; Ouster’s future capital needs and ability to secure additional capital on favorable terms or at all; its ability to use tax attributes; Ouster’s dependence on key third party suppliers, in particular Benchmark Electronics, Inc., Fabrinet USA Inc., and other suppliers; Ouster’s ability to maintain inventory and the risk of inventory write-downs; inaccurate forecasts of market growth; Ouster’s ability to manage growth; the creditworthiness of Ouster’s customers; risks related to acquisitions; risks related to international operations; risks of product delivery problems or defects; costs associated with product warranties; Ouster’s ability to maintain competitive average selling prices or high sales volumes or reduce product costs; conditions in its customers’ industries; Ouster’s ability to recruit and retain key personnel; Ouster’s ability to adequately protect and enforce its intellectual property rights; Ouster’s ability to effectively respond to evolving regulations and standards; risks related to operating as a public company; and other important factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, that are further updated from time to time in the Company’s other filings with the SEC. Readers are urged to consider these factors carefully and in the totality of the circumstances when evaluating these forward-looking statements, and not to place undue reliance on any of them. Any such forward-looking statements represent management’s reasonable estimates and beliefs as of the date of this press release. While Ouster may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, other than as may be required by law, even if subsequent events cause its views to change.

In addition, see information below concerning non-GAAP financial measures.

Non-GAAP Financial Measures

In addition to its results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), Ouster believes the non-GAAP measure of Adjusted EBITDA is useful in evaluating its operating performance. The calculation of Adjusted EBITDA for this reporting period does not include litigation expenses. Ouster calculates Adjusted EBITDA as net loss excluding interest expense (income), net, other expense (income), net, stock-based compensation expense, provision for income tax expense, depreciation and amortization, litigation and litigation related expenses and other non-recurring expenses. Ouster believes that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance and may be helpful in comparison with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures are included at the end of this press release.

Contacts

For Investors

Sarah Ewing

investors@ouster.io

For Media

Heather Shapiro

press@ouster.io

OUSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$122,932	$182,644
Restricted cash, current	257	977
Accounts receivable, net	11,233	10,723
Inventory	19,533	7,448
Prepaid expenses and other current assets	8,543	5,566

Total current assets	162,498	207,358
Property and equipment, net	9,695	10,054
Operating lease, right-of-use assets	12,997	15,156
Goodwill	51,152	51,076
Intangible assets, net	18,165	22,652
Restricted cash, non-current	1,089	1,035
Other non-current assets	541	371

Total assets	$256,137	$307,702

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$8,798	$4,863
Accrued and other current liabilities	17,473	14,173
Operating lease liability, current portion	3,221	3,067

Total current liabilities	29,492	22,103
Operating lease liability, long-term portion	13,400	16,208
Warrant Liabilities	180	7,626
Debt	39,574	—
Other non-current liabilities	1,872	1,065

Total liabilities	84,518	47,002

Commitments and contingencies
Redeemable convertible preferred stock	—	—

Stockholders’ equity:
Common stock	19	17
Additional paid-in capital	613,665	564,045
Accumulated deficit	(441,916)	(303,356)
Accumulated other comprehensive loss	(149)	(6)

Total stockholders’ equity	171,619	260,700

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$256,137	$307,702

OUSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022		2021
Product revenue	$10,938	$11,852		$41,029	$33,578
Cost of revenue	9,097	8,280		30,099	24,492

Gross profit	1,841	3,572		10,930	9,086
Operating expenses:
Research and development	15,306	15,003		64,317	34,579
Sales and marketing	7,639	7,481		30,833	22,258
General and administrative	20,897	15,782		61,203	51,959

Total operating expenses	43,842	38,266		156,353	108,796

Loss from operations	(42,001)	(34,694)		(145,423)	(99,710)
Other (expense) income:
Interest income	977	166		2,208	471
Interest expense	(1,551)	—		(2,694)	(504)
Other income (expense), net	583	3,390		7,654	2,968

Total other income (expense), net	9	3,556		7,168	2,935

Loss before income taxes	(41,992)	(31,138)		(138,255)	(96,775)
Provision (benefit from) for income tax expense	184	(2,794)		305	(2,794)

Net loss	$(42,176)	$(28,344)		$(138,560)	$(93,981)

Other comprehensive loss
Foreign currency translation adjustments	$32	$(6)	$	(143)	$(6)

Total comprehensive loss	$(42,144)	$(28,350)		$(138,703)	$(93,987)

Net loss per common share, basic and diluted	$(0.23)	$(0.1 7)		$(0.78)	$(0.70)
Weighted-average shares used to compute basic and diluted net loss per share	184,237,953	165,853,915		177,923,156	133,917,571

OUSTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	For the Years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(138,560)	$(93,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,456	5,477
Stock-based compensation	33,321	25,363
Deferred income taxes	—	(2,477)
Change in right-of-use asset	2,730	2,180
Interest expense	799	36
Amortization of debt issuance costs and debt discount	160	250
Change in fair value of warrant liabilities	(7,446)	(2,947)
Inventory write down	1,600	808
Provision for doubtful accounts	346	379
Loss from disposal of property and equipment	430	—
Changes in operating assets and liabilities:
Accounts receivable	(856)	(8,007)
Inventory	(13,684)	(3,440)
Prepaid expenses and other assets	(3,148)	350
Accounts payable	4,191	(2,442)
Accrued and other liabilities	3,196	9,060
Operating lease liability	(3,225)	(1,670)

Net cash used in operating activities	(110,690)	(71,061)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property & equipment	275	—
Purchases of property and equipment	(5,422)	(4,283)
Acquisition, net of cash acquired	—	(10,946)

Net cash used in investing activities	(5,147)	(15,229)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the merger and private offering	—	291,442
Payment of offering costs	—	(26,620)
Repayment of debt	—	(7,000)
Proceeds from issuance of promissory notes to related parties	—	5,000
Repayment of promissory notes to related parties	—	(5,000)
Repurchase of common stock	(45)	(45)
Proceeds from exercise of stock options	470	526
Proceeds from ESPP purchase	378	—
Proceeds from exercise of warrants	—	1
Proceeds from issuance of redeemable convertible preferred stock, net off issuance cost of $265	—	—
Proceeds from borrowings, net of debt discount and issuance costs	39,077	—
Proceeds from the issuance of common stock under at-the-market offering, net of commissions and fees	16,322	—
At-the-market offering costs for the issuance of common stock	(541)	—
Taxes paid related to net share settlement of restricted stock units	(59)	—

Net cash provided by financing activities	55,602	258,304

Effect of exchange rates on cash and cash equivalents	(143)	—

Net increase (decrease) in cash, cash equivalents and restricted cash	(60,378)	172,014
Cash, cash equivalents and restricted cash at beginning of year	184,656	12,642

Cash, cash equivalents and restricted cash at end of year	$124,278	$184,656

OUSTER, lNC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP net loss	$(42,176)	$(28,344)	$(138,560)	$(93,981)
Interest expense (income), net	574	(166)	486	33
Other (income), net	(583)	(3,390)	(7,654)	(2,968)
Stock-based compensation(1)	7,997	6,806	33,321	25,363
Provision for income tax expense	184	(2,794)	305	(2,794)
Depreciation and amortization expense(2)	2,386	2,049	9,456	5,477
Litigation expenses(3)	1,484	85	3,200	585
Non-recurring acquisition expense(4)	6,950	1,535	6,950	1,535

Adjusted EBITDA	$(23,184)	$(24,219)	$(92,496)	$(66,750)

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$213	$180	$783	$637
Research and development	3,363	2,935	14,611	7,240
Sales and marketing	1,789	1,122	7,065	3,823
General and administrative	2,632	2,569	10,862	13,663

Total stock-based compensation	$7,997	$6,806	$33,321	$25,363

(2)	Includes depreciation and amortization expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$322	$247	$1,142	$1,179
Research and development	867	441	3,466	1,079
Sales and marketing	78	—	303	—
General and administrative	1,119	1,361	4,545	3,219

Total depreciation and amortization expense	$2,386	$2,049	$9,456	$5,477

(3)	Litigation expenses and litigation-related expenses outside of the Company’s ordinary business operations
(4)	Non-recurring acquisition expense represents transaction costs for the Velodyne Lidar, Inc. and Sense Photonics, Inc. mergers which include legal and accounting professional service fees.

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